Exhibit 10.74


Nutrition 21                           Gail Montgomery
                                       President & CEO
                                       4 Manhattanville Road
                                       Purchase, NY 10577
                                       (914) 701-4500
September 12, 2002

Andrew H. Wertheim
7 Farragut Road
Randolph, NJ 07869

Dear Andy:

This Letter Agreement ("Agreement") documents the terms of your employment on August 5, 2002 (the "Employment Date") by Nutrition 21, Inc. ("Nutrition 21" or the "Company") as Chief Operating Officer of Nutrition 21, reporting to the President and Chief Executive Officer, and is for the period commencing August 5, 2002 through August 31, 2005 (the "Contract Period"). September 1, 2002 through August 31, 2003 is called Year 1. For base compensation purposes, September 1, 2003 through August 31, 2004 is called Year 2. September 1, 2004 through August 31, 2005 is called Year 3.

GENERAL

You agree that your employment by Nutrition 21 shall be full time and that you shall engage in no other business or employment, other than supervising your passive investments. You represent that you are under no restrictions or obligations which would prevent you from serving as Chief Operating Officer. You may serve as a non-executive director on Boards of other companies only with the written permission of the President and Chief Executive Officer.

COMPENSATION

Your direct annualized base compensation will be $225,000 in Year 1; will be $250,000 in Year 2; and will be $275,000 in Year 3, paid bi-weekly, as a non-union, full-time employee. All compensation shall be subject to withholding and similar deductions.

ANNUAL PERFORMANCE BONUS

You will be granted an annual performance bonus for each of Nutrition 21's 2003, 2004, and 2005 year-end fiscal accounting years based upon the attainment of targets for gross revenues from operations (each, a "Target"), as more fully set forth the following paragraphs.

The Target for fiscal year 2003 is gross revenues of $19 million. The Targets for each of the fiscal years 2004 and 2005 will be established by agreement between the Board of Directors and the President and Chief Executive Officer, will be the same targets that are used for calculating

                               NUTRITION 21, INC.
-------------------------------                  -------------------------------
        4 Manhattanville Road, Suite 202 o Purchase, New York 10577-2197
         o Phone 914 701-4500 o Fax 914 696-0860 o www.nutrition21.com
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the annual performance bonus of the President and Chief Executive  Officer,  and will be set forth in a Fiscal Year Budget Plan for that year.

If the Company achieves less than 85% of a Target for any fiscal year, any performance bonus for that fiscal year will be in the sole discretion of the Board.

If Company achieves at least 85% but less than 100% of the Target for any fiscal
year,  your  performance   bonus  for  that  year  will  be  25%  of  your  base
compensation.

If Company achieves at least 100% but less than 120% of the Target for any fiscal year, your performance bonus for that year will be 50% of your base compensation.

If Company achieves at least 120% of the Target for any fiscal year, your performance bonus for that year will be 100% of your base compensation.

For purposes of the bonus calculation, Year 1 base compensation applies for the 2003 fiscal year, Year 2 base compensation applies for the 2004 fiscal year, and Year 3 base compensation applies for the 2005 fiscal year.

STOCK OPTIONS

The Board granted to you Stock Options on your Employment Date to purchase 675,000 shares of Nutrition 21 common stock ("Common Stock") at $0.36 per share (the closing price on your Employment Date) as an additional incentive to induce you to accept employment with the Company. In addition to the terms set forth below, additional terms that apply to these Stock Options are set forth in a separate Stock Option Award Agreement.

Of these 675,000 Stock Options:

       Stock Options to purchase 50,000 shares of Common Stock vested on your Employment Date.

       Stock Options to purchase 15,000 shares of Common Stock will vest 7,500 shares on each of the first and second anniversaries of your Employment Date.

       Stock Options to purchase 360,000 shares of Common Stock will vest 120,000 shares on each of the first and second and third anniversaries of your Employment Date.

       Stock Options to purchase 150,000 shares of Common Stock will vest 50,000 shares on each of the second and third and fourth anniversaries of your Employment Date; and

       Stock Options to purchase 100,000 shares of Common Stock will vest 33,333 shares on each of the third and fourth anniversaries of your Employment Date, and 33,334 shares on the fifth anniversary of your Employment Date.

The Stock Options shall vest as aforesaid on these vesting dates only if you are then employed by the Company or if there has theretofore occurred a change of control event (as defined under Nutrition 21's Change of Control policy) while you were employed by the Company. Stock

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Options  shall be  considered  ISOs to the extent  permitted  by law.  The Stock
Options will expire on the tenth anniversary of your Employment Date, and are subject to the terms of the Stock Option Award Agreement.

OTHER BENEFITS

Nutrition 21 shall furnish and/or reimburse you for all reasonable and customary business requirements including a car allowance or equivalent. Coverage for group insurance, i.e. medical, dental, life insurance, AD&D, Short and Long Term Disability, Business Travel Insurance, etc. as well as the Nutrition 21 sponsored pension plan and savings plan will be provided in accordance with the terms and conditions of each plan.

VACATION

Annual paid vacation and holidays will accrue in accordance with Nutrition 21's vacation policy and shall be paid upon any change in your employment status as Chief Operating Officer.

PERIOD OF EMPLOYMENT

Your employment with Nutrition 21 shall be for a three-year term, but Nutrition 21 may terminate your employment earlier for cause or without cause as determined by written notice from the Board of Directors. If Nutrition 21 fails to perform and/or mitigate within a reasonable period of time any term or condition herein, you can terminate your employment upon written notice to the Board of Directors.

For purposes of this Agreement, "cause" shall be defined as follows: (1) your conviction (including a plea of guilty to nolo contendere) of a felony or any crime of theft, dishonesty or moral turpitude or (2) your gross omission or gross dereliction of any statutory or common law duty to the Company or (3) your gross violation of the Company's written policies and guidelines.

TERMINATION

In the event that Nutrition 21's Board of Directors terminates your employment without cause, you will receive: 1) a continuation of your salary, in ordinary payroll installments and subject to withholding, for a period equal to the sum of 12 months, 2) immediate vesting of your Options, and 3) a continuation of your other benefits as defined herein for 12 months (but only to the maximum extent permitted under law or by agreement with third parties), or, if earlier, until you obtain other employment. Should the parties seek mutual general releases after any such termination, the terms thereof, and any additional consideration to be afforded to either party, shall be as they may determine by mutual written agreement.

In the event you resign for any other reason or if your employment is terminated with cause, you shall be entitled to no salary or benefit continuation, and your Options will be vested only to the extent vested prior to termination.

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OTHER MATTERS

Notwithstanding anything to the contrary herein, all vested Options shall be exercisable for one year after termination of employment if the Company terminated your employment without cause, and for 90 days after termination of employment for all other terminations. The Options shall thereafter expire.

You agree that during and after termination of your employment and for a one (1) year period following termination, you will not directly or indirectly compete with Nutrition 21 or engage in or participate in any business (in whatever capacity, whether as owner, consultant, adviser, employee or otherwise), which competes with the business of Nutrition 21. This paragraph may be enforced by injunction (without posting bond or other security), as well as by other remedies. The preceding sentence does not prohibit you from passively owning up to 2% of the voting securities of any entity that files public reports under the Securities Exchange Act of 1934. Both during and after your employment, you will maintain the confidentiality of the Company's confidential information, and you will not disclose or use such information other than for the benefit of the Company during your employment. If you are entitled to payments under the first paragraph under "Termination," the period of the non-competition undertaking set forth in this paragraph shall be extended by one month for each year of your service to or employment by Nutrition 21.

Any controversy or claim arising out of or relating to this Agreement, or any breach or default under this Agreement, shall, with respect to all actions at law pertaining to such controversy, claim, breach, or default (excepting herefrom any action for equitable relief with respect thereto), be settled by arbitration in the city and state where Nutrition 21's principal place of business is then located, before a single arbitrator in accordance with the then-prevailing Rules of Commercial Arbitration of the American Arbitration Association. The arbitrator shall not contravene or vary in any respect any of the terms or provisions of this Agreement. The award of the arbitrator shall be final and binding upon the parties hereto, and judgment upon such award may be entered in any court having jurisdiction thereof.

You certify that you have not been debarred by the U.S. Food and Drug Administration under 231. U.S.C. 335a (Federal Food, Drug and Cosmetic Act 306).

This employment Agreement is the only employment Agreement in effect between Nutrition 21 and you, and it supersedes all prior agreements with respect to the same subject matter.

If you accept this offer of continued employment and the conditions outlined above, would you please sign the original of this letter and initial each page. Please retain the duplicate for your records.

Yours sincerely,
/s/ Gail Montgomery
-------------------
Gail Montgomery
President and Chief Executive Officer

This letter accurately documents the terms of my employment.
Signed:/s/ ANDREW WERTHEIM
       ---------------------
Date:   September 12, 2002

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